Exhibit 10.4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Sublicense Agreement

THIS EXCLUSIVE SUBLICENSE AGREEMENT (the “Agreement”) is made as of May 26, 2017 (the “Effective Date”) by and between Chelexa BioSciences, Inc., with an address at 275 Grove Street, Suite 2-400, Auburndale, MA 02466 (“Chelexa”) and Hoth Therapeutics, Inc. with an address at 6 Horizon Road, Suite 1903, Fort Lee, New Jersey 07024 (‘·Hoth” ).

Recitals

WHEREAS the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829, (·’UC”) owns all right, title, and interest in and to certain Invent.,ion Rights (as defined herein);

WHEREAS UC granted to Chelexa an exclusive license to make use, have made, import, offer for sale, sell, and sublicense certain Licensed Products within the Territory in the Field (as each of those terms are defined herein) (the “UC License”);

WHEREAS Hoth desires to sublicense, on an exclusive basis, Chelexa’s rights to the Licensed Products; and

WHEREAS Chelexa desires to grant to Hoth an exclusive sublicense to Chelexa’s rights to the Licensed Products.

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, Chelexa and Hoth (individually referred to as a “Party” and collectively referred to as the “Parties”) hereto agree to the following terms and conditions:

Article 1. Definitions

For all purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

1.1.	“Affiliate’’ means any corporation or other business entity that is owned and/or controlled by Hoth. Unless otherwise specified, the term Hoth includes Affiliates.

1.2.	·’Invention” means any innovation, improvement, development, discovery, and information relating thereto, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable as described in UC Disclosure # I 08-06 7, “Use of Zinc Chelators to Inhibit Staphylococcal Biofilm Formation.”

1.3.	Patent Rights” mean s any patents and patent applications based on the Invention, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, including specifically the following issued patents and pending patent applications:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

UC Family Number	Jurisdiction	Serial#	Title	Notes
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

1.4.	“Know-how” means any and all proprietary information, methods, processes, techniques and data, which are necessary or useful for the manufacture, use or sale of any Licensed Product (as defined below) and which comprise Confidential Information (as defined herein in Article 10, below).

1.5.	“Invention Rights”‘ means collectively and individually Patent Rights and Know-How.

1.6.	·’Licensed Product” means any and all products and processes, (i) in the jurisdiction where such products and processes are being manufactured, used, offered for sale, sold or imported which could not be manufactured, used, offered for sale, sold or imported without infringing one or more claims of the Patent Rights, or (ii) are manufactured, used or sold, in whole or in part, through the use of the Invention Right s.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.7.	“Net Sales” means the aggregate gross revenues derived by Hoth and its sublicensees from the sale of the Licensed Products to, and practice of the Licensed Product for, an unaffiliated third party in an arm’s length transaction, less credits granted on account of price adjustments, recalls, rejections or return of items previously sold, and excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales.

1.8.	·’Non-Royalty Sublicense Income” means sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensee to Hoth on account of sublicenses pursuant to this Agreement.

1.9.	“Field” means use of the Licensed Products for all indications in man and specifically excluding veterinary uses.

1.10.	‘‘Territory” means inclusive of all global commercial markets.

1.11.	“Term” means the period beginning on the Effective Date and extending to the earlier of May 31, 2025 or the last to expire patent in the Patent Rights. Hoth has first right of refusal to renew “Term” if Hoth so decides.

1.12.	“Fiscal Year” means the twelve (12) month period from January I to December 31.

1.13.	“Calendar Quarter” means the three (3) months ending on the last day of March, June, September and December of each calendar year as defined in Fiscal Year.

1.14.	“Enabling Technology” means any and all additional licenses and rights which are not licensed to Hoth under this Agreement and which are required by Hoth for the exercise of the Patent Rights or the manufacture of the Licensed Products hereunder.

1.15.	“Equity Securities” means any and all equity interests of Hoth and any securities of Hoth convertible into, or exchangeable or exercisable for, such equity interests, and warrants or other rights to acquire such equity interests.

1.16.	“Excluded Securities” means Equity Securities issued in connection with (a) a grant to any existing or prospective consultants, employees, officers or managers pursuant to any profits interest plan or similar equity-based plans or other compensation agreement; or (b) a split of equity interests, payment of distributions or any similar recapitalization.

1.17.	“Progress Report” mean s a written report describing Hoth’s progress on operations, research and development, clinical requirements, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent Fiscal Year and plans for the forthcoming year.

1.18.	“Pro-Rata Share “ means, with respect to Chelexa’ s pre-emptive rights under this Agreement, on any issuance date for new Equity Securities, the number of new Equity Securities equal to the product of (i) the total number of new Equity Securities to be issued by Hoth on such date and (ii) the fraction determined by dividing (x) the number of common and preferred shares of Hoth owned by Chelexa immediately prior to such issuance by (y) the total number of common and preferred shares held by all the shareholders of Hoth on such date immediately prior to such issuance .

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Article 2. Grant of License

2.1.	Grant. Chelexa hereby grants to Hoth, during the Term, a royalty-bearing exclusive sublicense to Chelexa’s rights, including the Invention Rights, to make, use, have made import, offer for sale, and sell the Licensed Product within the Territory in the Field. Such sublicense shall include the right to grant sublicenses within the Territory in the Field.

2.2.	Reservation of Rights. The license granted herein is subject to the rights, if any, of the United States government and to a reservation of the right of Chelexa and UC to use the Invention Rights for internal, academic research and educational purposes.

Article 3. Sublicenses

3.1.	Chelexa also grants to Hoth the right to issue exclusive and nonexclusive sublicenses (with the right to further sublicense) to third parties to make, use, have made, import, offer for sale, and sell the Licensed Product within the Territory and the Field in which Hoth has exclusive rights under this Agreement.

3.2.	Each sublicense granted by Hoth or its sublicensees under this Agreement shall be embodied in a written document and all relevant terms of this Agreement shall apply to each such sublicense to the same extent as they apply to Hoth unless otherwise agreed to in writing by Chelexa. Among other things, Hoth and its sublicensees shall include reporting and audit provisions substantially similar to the reporting and audit requirements placed on Hoth under this Agreement.

3.3.	Hoth and its sublicensees shall make commercially reasonable efforts to enforce the terms and conditions of any sub license agreements. Copies of all sublicense agreements shall be provided to Chelexa within thirty (30) days of execution of each sublicense. Hoth hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to Chelexa for all payments and reports due under this Agreement which may accrue by reason of the operations of each sublicense, as if it were Hoth’s own commercial activity.

3.4.	Hoth and its sublicensees shall provide, in all sublicenses granted by it under this Agreement that Hoth’s interest in such sublicenses shall terminate upon termination of this Agreement as provided in Article 11.7.

Article 4. Fees and Royalties

4.1.	License Fee. Hoth will pay to Chelexa [***] a non-refundable cash license fee of [***].

4.2.	Research Reimbursement. Hoth will pay to Chelexa [***] a non-refundable cash Research Reimbursement fee of [***].

4.3.	Hoth Equity: Hoth will upon execution of this Agreement, issue and transfer to Chelexa common shares of Hoth representing ten percent (10%) of the fully-diluted equity of Hoth as of the Effective Date. Hoth will issue to Chelexa additional common shares in Hoth as is required to ensure that Chelexa’s ownership position in Hoth remains at 10% of the fully-diluted equity of Hoth until Hoth has closed an equity or debt financing of at least $3 million.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

4.4.	Pre-emptive Right: Chelexa will have the right to participate in any new issuances of Equity Securities (other than any Excluded Securities) in a future financing for the purposes of raising capital, based on its Pro-Rata Share of Hoth to enable Chelexa to retain 10% of the [fully-diluted] equity of Hoth.

4.5.	Approval Milestone: Hoth will pay Chelexa [***] $3.5 million [***].

4.6.	Development Expense: Hoth will agree to fund 100% of all development expenses for the Licensed Technology in the Territory and for the Field.

4.7.	Commercialization Expenses: Hoth will agree to fund I 00% of all launch and on-going commercialization expenses for the Licensed Technology in the Territory and for the Field.

4.8.	Sales-Based Royalty. Hoth shall pay to Chelexa during the Term an incremental royalty based on a percentage of annual aggregate Net Sales in the Territory according to the following schedule:

Calendar Year Net Sales (in US Dollars) for the Licensed Technology in the Territory	Incremental Royalty Rates as a Percentage(%) of Net Sales

Portion of Calendar Year Net Sales up to and including [***]	[***]

Portion of Calendar Year Net Sales that exceeds [***], up to and including [***]	[***]

Portion of Calendar Year Net Sales that exceeds [***]	[***]

Article 5. Diligence

5.1.	Hoth agrees to use its best commercial efforts in the development, production and marketing of Licensed Products within the global market and the respective discipline of biofilm prevention utilizing the Zinc Chelator DTPA and will for such purpose make available adequate resources and qualified personnel. All such development and commercializing expenses shall be borne by Hoth.

5.2.	Hoth shall use its best commercial efforts to effect introduction of Hoth (or those of its sublicensees) branded products into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, Hoth and its sublicensees shall endeavor to keep branded products reasonably available to the public.

At any time after one (1) year from the Effective Date of this Agreement, Chelexa may, at its sole option, terminate or render this license nonexclusive if, in Chelexa’s judgment the Progress Reports furnished by Hoth do not demonstrate that Hoth has used its best commercial efforts to develop and seek regulatory approval for the Licensed Products in the Territory and in the Field and /or is engaged in manufacturing, marketing or sublicensing activity which is reasonably expected to keep the Licensed Products reasonably available to the public and to achieve the goals of Article 5.24.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Article 6. Warranty

6.1.	Nothing in this Agreement shall be construed as:

6.1.1.	A warranty or representation by Chelexa as to the validity or scope of any of the Invention Rights;

6.1.2.	An obligation of Chelexa to bring or prosecute actions or suits against third parties;

6.1.3.	A grant of rights to Hoth to use any trademark or the names of UC or Chelexa in advertising, publicity or otherwise; or

6.1.4.	Granting rights to Hoth under rights of Chelexa other than the Invention Rights, by implication, estoppel, or otherwise, regardless of whether such other Chelexa rights are dominant or subordinate to any of the Invention Rights.

6.2.	Except as expressly set forth in this Agreement, CHELEXA MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY HOTH OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTION RIGHTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. SUCH INVENTION RIGHTS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY THAT THE USE WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER RIGHTS, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

Article 7. Records, Reports and Payments

7.1.	Hoth shall report to Chelexa the date of first sale of a Licensed Product by Hoth or a sublicensee within thirty (30) days following that sale.

7.2.	No later than sixty (60) days after the end of each Fiscal Quarter, Hoth shall provide to Chelexa a written Quarterly Progress Report. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If Chelexa believes in good faith that progress is not equal to that anticipated in the previous quarter’s plan, Hoth shall explain the reasons for the difference and prepare and present a modified business plan for Chelexa’s review and approval. Hoth shall also provide any reasonable additional data Chelexa require s to evaluate Hoth’s performance. Within 90 days of the execution of this Agreement and on or before December 15 of each year thereafter, Hoth shall provide Chelexa with a business plan for the Licensed Products for Chelexa’s review and approval. The initial plan will include a detailed development plan for the Licensed Product which plan shall be kept current by Hoth and provided to Chelexa as material changes are made.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

7.3.	Hoth shall deliver to Chelexa within sixty (60) days after the end of each Calendar Quarter a written report showing its sales of the Licensed Product as well as any payments from sublicensees and its computation of remuneration to Chelexa due under this Agreement for such Calendar Quarter and at the same time make the payment of the remuneration due. If it had no sale of any Licensed Product by Hoth or a subl icensee the report shall so state. All Net Sales shall be segmented in each such report according to each Chelexa technology in the Licensed Product. For payments by sublicensees, the report shall segment the payments by any applicable Chelexa technology in the sublicensed product. The report shall include the rates of exchange used for conversion to US Dollars (USD) from the currency in which such sales were made.

7.3.1.	In cases of sales outside the USA, royalty payments shall be made in net US Dollars. The amounts shall be calculated using currency exchange rates as set forth in The Wall Street Journal on the la s t day of the Calendar Quarter for which remuneration is due as noted in 7.3.

7.3.2.	All payments due to Chelexa from Hoth shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Hoth by the government of the country where the transaction s occur or any political subdivision thereof with respect to any amounts payable to Chelexa pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by Hoth. Late payments shall be subject to an interest charge of the lesser of one percent (1%) per month or the maximum allowed by law.

7.3.3.	Hoth shall keep full, true and accurate books of accounts based on good accounting principles and other records containing relevant information and data which may be necessary to ascertain and verify the remuneration payable to Chelexa hereunder for a period of three (3) years following the year to which such records relate. During the Term and for a period of three (3) years following its termination, Chelexa shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon thirty (30) days notice. Any audit shall be at Chelexa’s expense, except that Hoth shall reimburse Chelexa for the cost of the audit in the event that Chelexa discovers an underpayment often percent (10%) or more of the amount due.

7.4.	All matters relating to this Article 7 shall be subject to the confidentiality provisions of Article 10 and shall not be used for any purpose other than in connection with the examination by Chelexa contemplated by this Article, nor shall any such information or material be disclosed to any person or entity other than Chelexa’s outside or in-house counsel, accountants, officers and those personnel of each having a legitimate need to know.

Article 8. Patent Prosecution

8.1.	Hoth agrees that it will be solely responsible for any and all patent prosecution and maintenance costs related to the Patent Rights licensed hereunder from the Effective Date of this Agreement. Hoth agrees to either pay such costs directly or to reimburse Chelexa for such costs to the extent that Chelexa is obligated to pay over such costs to UC.

8.2.	Hoth shall arrange for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the Invention Right s by counsel of its own selection. Hoth shall consult with Chelexa as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to Chelexa copies of documents relevant to any such preparation, filing, prosecution or maintenance. To the extent Hoth arranges for the preparation, filing, prosecution or maintenance of any such patent applications or patents, Hoth will own all right, title, and interest in and to such patents, patent applications, and related continuation, continuation-in-part, reissue, divisional, international, foreign, or other related patent applications, inclusive of any and all trade secrets, know how, or other inventions, whether or not patentable, related thereto and developed pursuant to this Agreement. If Hoth elects not to file, prosecute or maintain a patent application or patent included in the Invention Rights that is owned solely by UC or Chelexa, or jointly by Hoth and either or both UC and Chelexa, Chelexa shall be given the opportunity to do so at its own expense. Said Invention Right will be free and clear of this Agreement, and in the case of jointly-owned patents, Hoth will retain its joint ownership rights and the Parties will have no duty of royalty or accounting to each other with respect to such jointly-owned patents.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

8.3.	Chelexa agrees to cooperate fully with Hoth in the preparation, filing, and maintenance of the patent applications and patents included within the Invention Rights. Hoth agrees to promptly reimburse Chelexa for any out-of-pocket expenses it may incur at Hoth’s request under this Article 8.

8.4.	If Hoth chooses to discontinue its prosecution or payment of the continued filing, prosecution or maintenance of any particular patent application or patent within the Patent Rights it will so inform Chelexa in sufficient time prior to implementation of such decision to allow Chelexa to assume such duties. Chelexa then shall have the right but not the obligation to file, prosecute, or maintain such patent or patent application at its own expense. In such a case said patent or patent application will be free and clear of this Agreement and Chelexa will be free to exploit and to assign or license or otherwise d is pose of any such patent or patent application to third parties without further obligation to Hoth.

8.5.	In the event that any claim of any patent application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non appealable action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable decision by any court of competent jurisdiction, such claim will be excluded from this Agreement as of the date of final disallowance or final decision of invalidity or non- enforceability .

Article 9. Infringement

9.1.	Each Party shall make reasonable efforts to report in writing to the other Party any infringement or suspected infringement of any right within the Invention Rights or unauthorized use or misappropriation of anything of value transferred hereunder by a third party of which it becomes aware during the Term, and, upon request shall provide the other Party with all available evidence in its possession supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2.	Except as provided in Article 9.3, Hoth shall have the right but not the obligation to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing of any right within the Invention Rights or who has misused or misappropriated anything of value transferred hereunder. Hoth shall give Chelexa sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide Chelexa or UC with an opportunity to make suggestions and comments regarding such action. Hoth shall keep Chelexa promptly informed of the status of any such action. Hoth shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action. Chelexa shall offer reasonable assistance to Hoth in connection therewith at no charge to Hoth except for reimbursement of reasonable out-of-pocket expenses. Hoth may settle any such action subject to prior approval of Chelexa, which approval shall not be unreasonably withheld or delayed. Any damages, profits or awards of whatever nature recovered from such action shall not be treated as Net Sales for purposes of determining Sales Based Royalties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

9.3.	In the event that Hoth does not (a) secure cessation of the infringement, (b) enter suit against the infr inger, or (c) provide Chelexa with evidence of bona fide negotiations for resolution of the claim, within nine (9) months of notice under Article 9.1 hereof, Chelexa or UC shall thereafter have the right but not the obligation to take action against the infringer at Chelexa’s or UC’s own expense. Hoth shall offer reasonable assistance to Chelexa or UC in connection with such action at no charge to either UC or Chelexa, except for the reimbursement of reasonable out-of-pocket expenses. As between the Parties, any damages, profits or awards of whatever nature recovered from such action shall belong solely to Chelexa.

Article 10. Confidentiality

10.1.	In connection with this Agreement, it is acknowledged that each Party may disclose its confidential and proprietary information to the other Party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

10.2.	Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others during the Term and for a period of three (3) years following termination, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

10.3.	The provisions of Article 10.2 shall not apply to any Confidential Information disclosed hereunder which:

10.3.1.	either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

10.3.2.	is public knowledge prior to or after its disclosure other than through acts of omission attributable to recipient; or

10.3.3.	was independently known to the recipient prior to receipt from the disclosing party, as demonstrably documented in contemporaneous written records of the recipient; or

10.3.4.	is required to be disclosed by any of the Parties to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such Party promptly notifies the other Party so as to permit such Party to take action to avoid and/or minimize the degree or such disclosure.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Publication

10.4.	In its license agreement with Chelexa, UC has reserved the right to publish the results of its research on the Invention. Before publishing, however, UC agrees to submit copies of any manuscript proposed for publication to Chelexa, and Chelexa agrees to submit copies of the manuscript proposed for publication to Hoth at least thirty (30) days in advance of the presentation or publication date, and if Hoth asks to defer publication within thirty (30) days after receipt of the manuscript so that patent applications may be filed, UC shall not publish or otherwise disclose to any third party any of the information contained in the manuscript until such time as a patent application has been filed or the expiration of ninety (90) days from the date of disclosure to Chelexa, whichever occurs first.

Article 11. Termination

11.1.	This Agreement will become effective on the Effective Date and will continue for the Term unless terminated earlier pursuant to the terms of this Agreement. This Agreement may not be terminated by either Party except in accordance with this Article 11.

11.2.	Hoth may terminate this Agreement at any time by providing twelve (12) months written notice to Chelexa. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed expenses due to Chelexa become payable within sixty (60) days after termination.

11.3.	In the event that Hoth is unable to raise at least $3 million in equity or debt financing by 180 days after the Effective Date, Chelexa may, at its sole option, choose to terminate this Agreement and all materials related to the Licensed Technology provided by Chelexa to Hoth will be promptly returned to Chelexa by Hoth.

11.4.	In the event that Hoth shall be in default of any of its material obligations hereunder, Chelexa may at its sole option: (a) terminate this Agreement or (b) convert any exclusive license hereunder to a non-exclusive license. This option (a) or (b) of Chelexa shall be exercised by written notice to Hoth specifying the nature of the default including the amount of royalties then due, if any, and shall be effective ninety (90) days following receipt of said notice by Hoth unless Hoth cures said default prior to the expiration of said period of ninety (90) days.

11.5.	This Agreement will terminate automatically upon the termination of the UC License.

11.6.	Upon termination:

11.6.1.	Hoth shall provide Chelexa with the right to access any regulatory information filed with any US or foreign government agency with respect to the Licensed Product.

11.6.2.	If Hoth has filed patent applications or obtained patents to any modification or improvement to the Licensed Product within the scope of the Invention Rights, Hoth agrees upon request to enter into good faith negotiations with UC and Chelexa or their respective future licensee(s) for the purpose of granting license rights to said modifications or improvements in timely fashion and under commercially reasonable terms and at the sole discretion of Hoth.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

11.7.	Termination of this Agreement or conversion to a non-exclusive license as provided under Article 11.1 or 11.4 shall terminate any sublicenses which may have been previously granted by Hoth, provided that any sublicensee may elect to obtain a license at terms no less favorable than this Agreement by advising Chelexa in writing, within sixty (60) days after the sublicensee’s receipt of written notice of such termination or conversion, of its agreement to tender to Chelexa all the performance (including obligations for payment) previously due to Hoth under its sublicensing agreement with Hoth. Any sublicense granted by Hoth shall contain a provision corresponding to this Article 11.7.)

11.8.	Upon termination of this Agreement or conversion to a non-exclusive license as provided under Article 11.1 or 11.4, neither Party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the Parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

11.9.	In the event that Hoth shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, Chelexa shall have the right to terminate this entire Agreement immediately upon giving Hoth written notice of such termination.

Article 12. Indemnification and Insurance

12.1.	Hoth agrees to defend Chelexa at Hoth’ s cost and expense, and will indemnify and hold harmless Chelexa from and against any and all losses, costs, damages, fees or expenses, including attorney’s fees arising out of or in connection with the manufacture, use, commercialization, marketing or sale by Hoth and its transferee s of the Licensed Products.

12.2.	Beginning at such time as any such product or process is being commercially distributed or sold by Hoth or by a sublicensee, or agent of Hoth, Hoth shall at its sole cost and expense procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 (USD) per incident and $2,000,000 (USD) annual aggregate. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Hoth’s indemnification under this Agreement. If Hoth elects to self - insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 (USD) annual aggregate) such self-insurance program must be acceptable to Chelexa. The minimum amounts of insurance coverage required shall not be construed to create a limit of Hoth’s liability with respect to its indemnification under this Agreement.

12.3.	Hoth shall provide Chelexa with written evidence of such insurance upon request Chelexa. Hoth shall provide Chelexa with written notice at least thirty (30) days prior to the cancellation, non-renewal or any material change in such insurance; if Hoth or its sublicensee, or agent does not provide evidence to Chelexa of replacement insurance providing comparable coverage within an additional thirty (30) day period, Chelexa shall have the right to terminate this Agreement and any license hereunder effective at the end of such additional thirty (30) day period without notice or any additional waiting periods, notwithstanding Article 12.2 of this Agreement.

12.4.	Hoth shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product, other product, process or service relating to or developed pursuant to this Agreement is being commercially distributed or sold by Hoth or by a sublicensee, or agent of Hoth and (ii) for a reasonable period thereafter which in no event shall be less than fifteen (15) years.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Article 13. Notices

13.1.	Any notice required or permitted under this Agreement shall be sufficiently made or given on the date of mailing if in writing and sent to such Party by registered or certified mail, postage prepaid or an overnight courier with sig nature required, addressed to it at its address below, or as it shall designate by written notice given to the other Party.

In the case of Hoth:	In the case of Chelexa:

Hoth Therapeutics,	Chelexa BioSciences Inc.
Inc. 6 Horizon Road	275 Grove Street
Suite 190 3	Suite 2-400
Fort Lee, NJ 02074	Auburndale, MA 02466
Attn: Robb Knie	Attn: Kenneth L. Rice Jr.

Article 14. Miscellaneous

14.1.	It is understood that Chelexa is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Hoth that Hoth shall not export data or commodities to certain foreign countries without prior approval of such agency. Chelexa neither represents nor warrants that a license shall not be required nor that if required, it shall be issued. In any event, Hoth specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

14.2.	During the Term, Hoth will not independently develop or commercialize any product that directly competes with the Licensed Product.

14.3.	This Agreement shall be construed under and interpreted under the Laws of the State of New York, USA, except that questions affecting the construction and effect of any patent shall be determined by the national law of the country in which the patent has been granted.

14.4.	In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.5.	The waiver by either Party of a breach or default of any provisions of this Agreement by the other Party must be in written form and signed by both Parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

14.6.	This Agreement supersedes all prior agreements, written or oral, between Hoth and Chelexa relating to the Licensed Technology and shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof.

14.7.	This Agreement and each of its provisions shall be binding upon the Parties and may not be modified, amended or altered except by a writing signed by Chelexa and Hoth.

14.8.	Neither Party may assign this Agreement without the prior written consent of the other Party, except that Hoth may assign this Agreement to an Affiliate without the written consent of Chelexa.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representative s as of the Effective Date.

HOTH THERAPEUTICS INC		CHELEXA BIOSCIENCES INC

Name:	ROBB KNIE	Name:	Kenneth L. Rice Jr.
Title:	CEO	Title:	Executive Chairman
Date:	5/25/17	Date:	5/25/2017